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                                                              Exhibit 99.(j)(i)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 14, 2002, relating to the financial statements and financial highlights, which appears in the June 30, 2002 Annual Report to Shareholders of the Hotchkis and Wiley Funds (comprised of the Hotchkis and Wiley Large Cap Value Fund, the Hotchkis and Wiley Mid-Cap Value Fund, and the Hotchkis and Wiley Small Cap Value Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in such Registration Statement.


s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP

Los Angeles, California
August 23, 2002